Exhibit 99.1

HOLDING CORP

NASDAQ: VCGH

PRESS RELEASE

VCG Holding Corp. Announces $7.3 Million Acquisition

•    New Club Will Add $0.05 to Annual Earnings per Share

•    Previously Announced Mega Club Acquisition On Track and Still Projected to Add

$0.14 to Annual Earnings per Share

•    Earnings Guidance on Track for 2008 and 2009

DENVER (BUSINESS WIRE) March 18, 2008 – VCG Holding Corp. (NASDAQ: VCGH), a growing and leading consolidator and operator of adult nightclubs, today announced that it has signed an agreement to acquire a premium adult nightclub in the west coast region of the US. The name and location will be kept confidential until the agreement closes, which the Company expects to occur in approximately 60 days. The transaction is contingent upon the issuance of all applicable permits, licenses and other customary terms.

For 2007, the Club had revenue of $3.5 million and pro forma EBITDA of $2.1 million. VCG Holding will purchase the Club for $7.3 million, which represents a purchase price multiple of 3.5 times pro forma EBITDA. The Company is acquiring the Club for all cash and will fund the acquisition with cash on hand and committed debt financing.

Troy Lowrie, Chairman and CEO of VCG Holding, stated, “We are extremely excited to have agreed to acquire this west coast location. This acquisition has extremely high EBITDA margins of 60% and will be highly accretive to our earnings. We expect this transaction to add approximately $0.05 to our annual earnings per share. We had included this acquisition in our previous earnings per share estimates of $0.86 to $0.92 for 2008 and $1.15 to $1.25 for 2009, and our ability to close this transaction gives us additional confidence in our ability to meet these targets. We will provide additional information regarding this Club upon the completion of the transaction.

“In response to many investors’ questions, I would also like to update the public on the status of the mega club acquisition announced on February 11, 2008. We have successfully completed our due diligence on the mega club and the acquisition is in the final phase of the licensing process. As I have previously indicated, this acquisition is highly accretive and should increase our annual earnings per share by $0.14. The mega club acquisition is expected to close in approximately 45 days. The terms of the transaction remain unchanged from our original announcement. The seller has agreed to accept approximately half of the purchase price consideration in the form of stock valued at $12.27 per share. Despite the recent weakness in our stock price, the seller recognizes the upside potential in our stock and is eager to close the sale. On a final note, our existing clubs continue to perform very well and we look forward to updating you on our progress when we announce earnings in the near future.”

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 19 adult nightclubs* and one upscale dance lounge. The nightclubs

390 Union Blvd. | Suite 540 | Lakewood, CO 80228 | ph: 303.934.2424 | fx: 303.922.0746 | 1.800.627.8243 |

www.vcgh.com

are located in Indianapolis, IN, St. Louis, MO, Denver and Colorado Springs, CO, Ft. Worth and Dallas, TX, Raleigh, NC, Minneapolis, MN, Louisville, KY, Portland, ME, and Miami, FL.

*	Subject to one (1) nightclub pending license approval

Forward-Looking Statements:

Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2006. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

Contact:

Troy H. Lowrie, CEO

Brent Lewis, CFO

VCG Holding Corporation

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

Telephone 303.934.2424

Facsimile 303-922.0746

Email: tlowrie@vcgh.com

            blewis@vcgh.com